Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 4, 2016) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2015.

2015 Fourth-Quarter Results:

•	Pre-tax income increased 55% to $30.7 million, excluding a $7.8 million charge related to extinguishment of debt

•	Net income increased to $13.3 million ($0.43 per diluted share; $0.59 per diluted share excluding debt extinguishment)

•	Revenue increased 27% to $468.9 million; homes delivered increased 13%

•	Average home closing price increased 12% to $360,000

•	New contracts increased 16%; year-end community count increased 17%

•	Backlog sales value increased 34% to $569 million; backlog units up 25%

2015 Full-Year Results:

•	Pre-tax income increased 36% to $94.8 million, excluding a $7.8 million charge related to extinguishment of debt

•	Net income increased 25% to $51.8 million, from 2014’s $41.4 million excluding a $9.3 million tax benefit recorded in 2014

•	Diluted earnings per share of $1.68 ($1.84 excluding the charge on debt extinguishment)

•	Revenue increased 17%; homes delivered increased 4%

•	New contracts increased 12%

•	Net debt to net capital ratio of 50%

For the fourth quarter of 2015, the Company reported net income of $13.3 million, or $0.43 per diluted share, including a $4.9 million after-tax charge on extinguishment of debt associated with retirement of our 2018 senior notes in December of 2015. Diluted earnings per share was $0.59 excluding this charge. This compares to net income of $11.0 million for the fourth quarter of 2014, or $0.36 per diluted share. For the year ended December 31, 2015, the Company reported net income of $51.8 million or $1.68 per diluted share. Diluted earnings per share was $1.84 excluding the charge on extinguishment of debt. Pre-tax income for the year was $86.9 million, including the $7.8 million pre-tax charge on extinguishment of debt and $3.6 million of impairment charges. For the year ended December 31, 2014, the Company reported net income of $50.8 million or $1.65, per diluted shares, or $1.34 per share excluding a $9.3 million benefit from the reversal of our state deferred tax valuation allowance.

New contracts for 2015's fourth quarter were 897 - increasing 16% from 2014's fourth quarter of 773. For 2015, new contracts totaled 4,093, a 12% increase over 2014’s new contracts of 3,663. M/I Homes had 175 active communities at December 31, 2015 compared to 150 a year ago - a 17% increase. The Company's cancellation rate was 18% in 2015's the fourth quarter and 19% in 2014. Homes delivered of 1,253 in 2015's fourth quarter were 13% higher than 2014’s 1,105 homes delivered. Homes delivered for the twelve months ended December 31, 2015 reached their highest level in nine years, increasing 4% to 3,883 from 2014’s deliveries of 3,721. Homes in backlog increased 25% at December 31, 2015 to 1,531 units, with a sales value of $569 million (a 34% increase over last year), and average sales price in backlog increased 7% to a record high of $372,000. At December 31, 2014, the sales value of the 1,222 homes in backlog was $425 million, with an average sales price of $348,000

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased with our 2015 results highlighted by a 36% increase in pre-tax income (excluding the debt charge), a 17% increase in revenue and a 12% increase in new contracts. A number of factors contributed to the significant improvement in our earnings, including a 4% increase in homes delivered and a 10% increase in the average sale price of homes delivered. In addition, we achieved a 40 basis point increase in our gross margins and a 70 basis point reduction in our overhead expense ratio. As a result, we were able to improve our operating margin by 110 basis points to 7.9%. We ended the year with a backlog sales value of $569 million, a 34% increase over a year ago and the highest level since 2005.”

Mr. Schottenstein continued, “2016 promises to be a milestone year for M/I Homes as we celebrate our 40th year in business. We are excited about our business as we continue to make progress on many fronts. Our newest market, Minneapolis, is off to a good start, and with our strong year-end backlog and the strength of our land position, we are positioned to continue growing and further improve our profitability in 2016.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2017.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 94,300 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Collection (exclusively by M/I). The Company also operates under the name Hans Hagan Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
New contracts	897	773	4,093	3,663
Average community count	171	149	159	151
Cancellation rate	18%	19%	15%	16%
Backlog units			1,531	1,222
Backlog sales value			$569,424	$425,187
Homes delivered	1,253	1,105	3,883	3,721
Average home closing price	$360	$322	$346	$313

Homebuilding revenue:
Housing revenue	$450,461	$355,363	$1,342,135	$1,164,804
Land revenue	8,795	4,394	40,285	20,254
Total homebuilding revenue	$459,256	$359,757	$1,382,420	$1,185,058

Financial services revenue	9,667	8,207	35,975	30,122

Total revenue	$468,923	$367,964	$1,418,395	$1,215,180

Cost of sales - operations	370,469	292,174	1,114,663	958,991
Cost of sales - impairment	3,638	2,031	3,638	3,457
Gross margin	94,816	73,759	300,094	252,732
General and administrative expense	28,518	27,510	93,208	88,830
Selling expense	30,201	22,973	95,092	81,148
Operating income	36,097	23,276	111,794	82,754
Equity in income from unconsolidated joint ventures	(250)	(285)	(498)	(347)
Interest expense	5,651	3,816	17,521	13,365
Loss on early extinguishment of debt	7,842	—	7,842	—
Income before income taxes	22,854	19,745	86,929	69,736
Provision for income taxes	9,579	8,759	35,166	18,947
Net income	$13,275	$10,986	$51,763	$50,789
Preferred dividends	1,219	1,219	4,875	4,875
Net income to common shareholders	$12,056	$9,767	$46,888	$45,914

Earnings per share:
Basic	$0.49	$0.40	$1.91	$1.88
Diluted	$0.43	$0.36	$1.68	$1.65

Weighted average shares outstanding:
Basic	24,649	24,489	24,575	24,463
Diluted	30,107	29,944	30,047	29,912

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2015	2014
Assets:
Total cash and cash equivalents(1)	$13,101	$22,486
Mortgage loans held for sale	127,001	92,794
Inventory:
Lots, land and land development	584,542	463,198
Land held for sale	12,630	10,647
Homes under construction	420,206	371,119
Other inventory	94,664	73,625
Total Inventory	$1,112,042	$918,589

Property and equipment - net	12,897	11,490
Investments in unconsolidated joint ventures	36,967	27,769
Deferred income taxes	67,404	94,412
Other assets	46,142	37,699
Total Assets	$1,415,554	$1,205,239

Liabilities:
Debt - Homebuilding Operations:
Senior notes - net	$294,727	$226,099
Convertible senior subordinated notes due 2017 - net	56,518	55,943
Convertible senior subordinated notes due 2018 - net	84,714	84,006
Notes payable - homebuilding	43,800	30,000
Notes payable - other	8,441	9,518
Total Debt - Homebuilding Operations	$488,200	$405,566

Notes payable bank - financial services operations	123,648	85,379
Total Debt	$611,848	$490,945

Accounts payable	86,878	75,338
Other liabilities	120,262	94,661
Total Liabilities	$818,988	$660,944

Shareholders' Equity	596,566	544,295
Total Liabilities and Shareholders' Equity	$1,415,554	$1,205,239

Book value per common share	$22.17	$20.16
Net debt/net capital ratio(2)	50%	47%

(1)	2015 and 2014 amounts include $2.9 million and $7.0 million of restricted cash and cash held in escrow, respectively.

(2)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDA(1)	$43,595	$33,480	$140,818	$113,574

Cash provided by (used in) operating activities	$13,037	$(25,964)	$(82,159)	$(132,675)
Cash used in investing activities	$(31,583)	$(1,082)	$(37,631)	$(12,581)
Cash provided by financing activities	$3,696	$25,413	$114,460	$32,066

Land/lot purchases	$55,251	$54,068	$232,707	$237,739
Land development spending	$59,655	$51,056	$205,069	$144,269
Land gross margin	$297	$834	$6,661	$3,619

Financial services pre-tax income	$5,129	$2,992	$19,416	$14,177

(1)	See “Non-GAAP Financial Results / Reconciliations” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliations
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$13,275	$10,986	$51,763	$50,789
Add:
Provision for income taxes	9,579	8,759	35,166	18,947
Interest expense, net of interest income	5,036	3,321	15,532	11,652
Interest amortized to cost of sales	5,329	5,211	16,966	16,443
Depreciation and amortization	2,705	2,234	9,918	8,296
Non-cash charges	7,671	2,969	11,473	7,447
Adjusted EBITDA	$43,595	$33,480	$140,818	$113,574

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2015	2014	Change	2015	2014	Change
Midwest	327	243	35%	1,485	1,336	11%
Southern	337	307	10%	1,557	1,333	17%
Mid-Atlantic	233	223	4%	1,051	994	6%
Total	897	773	16%	4,093	3,663	12%

HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2015	2014	Change	2015	2014	Change
Midwest	455	445	2%	1,417	1,376	3%
Southern	483	383	26%	1,447	1,332	9%
Mid-Atlantic	315	277	14%	1,019	1,013	1%
Total	1,253	1,105	13%	3,883	3,721	4%

BACKLOG
	December 31, 2015			December 31, 2014
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	672	$262	$390,000	505	$177	$351,000
Southern	560	$200	$357,000	450	$153	$341,000
Mid-Atlantic	299	$108	$360,000	267	$95	$354,000
Total	1,531	$569	$372,000	1,222	$425	$348,000

LAND POSITION SUMMARY
	December 31, 2015			December 31, 2014
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,921	4,220	8,141	3,551	2,156	5,707
Southern	4,664	4,972	9,636	5,016	4,900	9,916
Mid-Atlantic	2,814	1,831	4,645	2,794	2,308	5,102
Total	11,399	11,023	22,422	11,361	9,364	20,725